 FIELDPOINT PETROLEUM REPORTS RECORD

RESULTS FOR FISCAL YEAR 2012 WITH NET INCOME OF $2,112,263

AUSTIN, TX – March 21, 2013 – FieldPoint Petroleum Corporation (AMEX:FPP) today announced financial results for the fiscal year ended December 31, 2012.

Ray Reaves, President and CEO of FieldPoint, stated, “The most significant events for FieldPoint in 2012 were certainly the completion of our first two wells in the Lusk Field of Lea County, New Mexico.  Both wells contributed to last year’s earnings, and we now plan to drill a third well on this property that we expect could also contribute significantly to our long-term goal of increasing both reserves and production.  We anticipate that this New Mexico project will have a very positive impact on 2013.”

Revenues for 2012 increased 44% over the prior year, primarily as a result of increased oil production.  Net income for 2012 increased 250% over 2011.

2012 Financial Highlights Compared to 2011

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Revenues increased to $10,402,889 from $7,235,860;

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Net Income increased to $2,112,263 from $602,564; and

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Earnings per share increased, basic to $0.26 from $0.08  and fully diluted to $0.25 from $0.08

Mr. Reaves continued, “While we are obviously very pleased with the financial performance for last year, for reasons beyond that we believe that 2012 was probably the most important year in our history.  Due to the success of our first major drilling project in the Lusk Field, we expect the drilling of our third well on that property to begin by mid-year.  Additionally, we continue to explore other acquisition and development opportunities that have potential for increasing reserves and production, and to that end, we plan to participate in the drilling of a development well in Goliad County, Texas.  We plan to have a 10% working interest in the Riverdale Prospect, where drilling is expected to start in mid to late 2013.  This project will target the Wilcox formation at a depth of 8,900 feet. I want to thank all of our shareholders for your continued support, and to express to you, once again, our commitment to focus on building shareholder value.”

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)